As filed with the Securities and Exchange Commission on August 9, 2018

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KNOLL, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3873847
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1235 Water Street, East Greenville, PA	18041
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated Knoll, Inc. 2018 Stock Incentive Plan

(Full title of the plan)

Michael A. Pollner, Esq.

Senior Vice President, Chief Administrative Officer,

General Counsel and Secretary

Knoll, Inc.

1235 Water Street, East Greenville, PA 18041

(Name and address of agent for service)

(215) 679-7991

(Telephone number, including area code, of agent for service)

Copy to:

Yelena M. Barychev, Esq.

Blank Rome LLP

One Logan Square, 130 North 18th Street

Philadelphia, PA 19103

Telephone: (215) 569-5737

Facsimile: (215) 832-5737

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company) Emerging growth company ☐	Smaller reporting company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $0.01 per share	2,000,000	$22.65	$45,300,000	$5,639.85

(1)                      Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also includes, in addition to the number of shares of common stock of Knoll, Inc., par value $0.01 per share (“Common Stock”), set forth in this table, such indeterminate number of shares of Common Stock as may be offered or issued pursuant to the Amended and Restated Knoll, Inc. 2018 Stock Incentive Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock dividends, stock splits or similar transactions.

(2)                      Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act, based upon the average of the high and low prices per share of Common Stock on the New York Stock Exchange on August 2, 2018.

PART I.   INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC” or “Commission”) under the Securities Act.  These documents are not being filed with the SEC, but constitute (along with the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

References herein to “we,” “us,” and “our” mean Knoll, Inc.

We will furnish without charge to each participant in the Plan, upon the written or oral request of such person, a copy of the documents incorporated by reference in Item 3 of Part II of this registration statement.  These documents are incorporated by reference into the Section 10(a) prospectus.  We will also provide, without charge, upon written or oral request, other documents required to be delivered to participants in the Plan pursuant to Rule 428(b) promulgated by the SEC under the Securities Act.  Requests should be directed to Michael A. Pollner, Esq., Senior Vice President, Chief Administrative Officer, General Counsel and Secretary, Knoll, Inc., 1235 Water Street, East Greenville, PA 18041, telephone (215) 679-7991.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

We hereby incorporate by reference in this registration statement the following documents (other than Current Reports on Form 8-K furnished under Items 2.02 or 7.01 of such form) filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a)                        Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on February 27, 2018;

(b)                        Those portions of our proxy statement for our Annual Meeting of Stockholders filed on March 29, 2018, which were incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

(c)                         Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 filed with the SEC on May 10, 2018;

(d)                        Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018 filed with the SEC on August 9, 2018;

(e)                         Our Current Reports on Form 8-K filed on January 25, 2018, February 12, 2018, April 9, 2018, April 12, 2018, May 14, 2018, and July 30, 2018 (other than disclosures furnished under Item 2.02 and related Exhibit 99.1 in the Current Report on Form 8-K filed on July 30, 2018); and

(e)                         The description of our Common Stock which is contained in the registration statement on Form 8-A, filed on December 3, 2004, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) (other than Current Reports on Form 8-K furnished under Items 2.02 or 7.01 of such form) of the Exchange Act after the date of this registration statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold hereunder, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of the filing of these documents.  Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation provides that we will, to the fullest extent permitted in accordance with laws of the State of Delaware, under certain situations, indemnify any of our directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, fines, settlements and reasonable expenses, including attorney’s fees, incurred by the person in connection with the proceeding if certain statutory standards are met.  Any of these persons is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding.  A proceeding means a threatened, pending or completed civil, criminal, administrative or investigative proceeding.  Reference is made to Section 145 of the Delaware General Corporation Law, as amended, and our amended and restated certificate of incorporation.

In addition, our employment agreements with our Chairman, President and Chief Executive Officer, Andrew B. Cogan, provides that if during and after the term of such officer’s employment the executive is made a party or compelled to participate in any proceeding by reason of the fact that he is or was a director or officer of our company or any of its subsidiaries, the executive will be indemnified by us to the fullest extent permitted by the Delaware General Corporation Law, as amended, or authorized by our amended and restated certificate of incorporation or bylaws or resolutions of our board of directors, against all cost, expense, liability and loss reasonably incurred or suffered by the executive in connection therewith. Subject to certain limitations, we will advance to the executive all reasonable costs and expenses incurred by him in connection with a proceeding within 20 days after receipt by us of a written request for such advance.

We have also entered into indemnification agreements with our directors and certain of our officers.  The indemnification agreements require us to indemnify, defend and hold harmless the indemnitees to the fullest extent permitted or required by the laws of the State of Delaware.  The indemnification agreements also provide that the indemnitee shall have the right to advancement from us, prior to the final disposition of any indemnifiable claim, of any and all actual and reasonable expenses relating to any indemnifiable claim paid or incurred by the indemnitee.  For the duration of an indemnitee’s service as our director and/or officer and for a reasonable period of time thereafter, which period may be determined by us in our sole discretion, we must use commercially reasonable efforts to cause to be maintained in effect policies of directors’ and officers’ liability insurance providing coverage for our directors and/or officers that is substantially comparable in scope and amount to that provided by our current policies of directors’ and officers’ liability insurance.

We maintain an insurance policy providing for indemnification of our officers, directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

The following exhibits are filed as part of this registration statement or, where so indicated have been previously filed and are incorporated herein by reference:

Exhibit Number	Description

4.1	Amended and Restated Knoll, Inc. 2018 Stock Incentive Plan (incorporated by reference from Exhibit 10.1 to Knoll, Inc.’s Current Report on Form 8-K filed on April 9, 2018).

5.1	Opinion of Blank Rome LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Blank Rome LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of this registration statement).

Item 9. Undertakings

(a)               The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than  20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)               The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Muskegon, the State of Michigan, on August 9, 2018.

KNOLL, INC.

By:	/s/Andrew B. Cogan
Andrew B. Cogan
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Andrew B. Cogan and Charles W. Rayfield, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE(S)	DATE

/s/ Andrew B. Cogan	Chairman, President and Chief	August 9, 2018
Andrew B. Cogan	Executive Officer

/s/ Charles W. Rayfield	Senior Vice President and	August 9, 2018
Charles W. Rayfield	Chief Financial Officer (chief accounting officer)

/s/ Kathleen G. Bradley	Director	August 9, 2018
Kathleen G. Bradley

/s/ Daniel W. Dienst	Director	August 9, 2018
Daniel W. Dienst

/s/ Stephen F. Fisher	Director	August 9, 2018
Stephen F. Fisher

/s/ Jeffrey A. Harris	Director	August 9, 2018
Jeffrey A. Harris

/s/ Ronald R. Kass	Director	August 9, 2018
Ronald R. Kass

/s/ Christopher G. Kennedy	Director	August 9, 2018
Christopher G. Kennedy

/s/ John F. Maypole	Director	August 9, 2018
John F. Maypole

/s/ Sarah E. Nash	Director	August 9, 2018
Sarah E. Nash

/s/ Stephanie Stahl	Director	August 9, 2018
Stephanie Stahl